SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K

                         CURRENT REPORT
                 Pursuant to Section 13 or 15(d)
             of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):
                        January 24, 2001

                       MENTOR CORPORATION
     (Exact name of registrant as specified in its charter)

Minnesota                     0-7955              41-0950791
(State or other          (Commission File No.)    (IRS Employer
jurisdiction of                                   I.D. No.)
incorporation)

                        201 Mentor Drive
                 Santa Barbara, California 93111
            (Address of principal executive offices)
       Registrant's telephone number, including area code
                         (805) 879-6000


Item 7.  Financial Statements and Exhibits

     (a)  Not applicable.

     (b)  Not applicable.

     (c)  Exhibits

          Exhibit 99   Press release issued          Filed with
                       January 23, 2001       this document
                       regarding third
                       quarter earnings.

Item 9.  Regulation FD Disclosure

Incorporated by reference is the press release issued by the Registrant on January 23,2001, attached as Exhibit 99.



                           SIGNATURES

       Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         MENTOR CORPORATION


Date:  January 24, 2001  /s/CHRISTOPHER J. CONWAY
                         Christopher J. Conway, Chairman
                         Chief Executive Officer and President


Date:  January 24, 2001  /s/ADEL MICHAEL
                         Senior Vice President
                         Chief Financial Officer


                          EXHIBIT INDEX

Exhibit
Number       Description

99 Press release issued January 23, 2001 regarding third quarter earnings.


              MENTOR REPORTS THIRD QUARTER RESULTS

SANTA BARBARA, California, January 23, 2001 - Mentor Corporation
(NASDAQ: MNTR) today announced its results for its third fiscal quarter ended December 31, 2000.

Net income from continuing operations was $7.2 million and $0.30 per share compared to $7.3 million and $0.29 a share for the third quarter last year. These results include a restructuring charge of $1.4 million that was applied to the quarter.
Excluding the restructuring charge, net income would be $0.34 a share, an increase of 17 percent over the same quarter last year.

"I am very pleased with the improvements in profitability we achieved this quarter," said Christopher J. Conway, president and CEO of Mentor, "even though sales were slower than expected, especially overseas."

Sales for the quarter were $61.0 million, compared to $60.6 million for the same period last year.

Aesthetic surgery sales in the U.S. domestic market grew by 7 percent over the prior year, but international sales declined by 4 percent. In the domestic breast implant market the strongest segment was reconstruction, with sales growth of 9 percent over last year. The cosmetic augmentation market grew by 2 percent. Overall, the worldwide total for aesthetic surgery products was $36.6 million, an increase of 5 percent over the prior year.

Sales of urology surgical products totaled $12.8 million for the quarter, down 6 percent from last year. The decline was experienced equally in the domestic and international markets.

The healthcare product line, consisting of urological disposables, grew sales by 4 percent in the domestic market, but this was offset by a sharp decline overseas. Total sales were $11.5 million, a decline of 3 percent compared to third quarter last year.

"We believe that the broad slowing of sales, reflected across all product lines, is related to the general slowdown in the economy rather than market-specific conditions," said Conway. "The weakness overseas has also been exacerbated by the continued strength of the U.S. dollar versus other currencies. In addition to competitive pricing pressures overseas, we estimate that currency exchange losses have cost us about $2.0 million in revenue so far this year, with almost half of that occurring in the third quarter."

For the nine-month period ended December 31, 2000, Mentor's sales were $188 million, an increase of 5% over sales of $179 million for the period last year. Net income from continuing operations was $21.5 million, or $0.89 per share, compared with $20.3 million and $0.81 last year, a 10 percent increase in earnings per share.

"While the weak revenue growth in the third quarter was disappointing," Conway said, "we are beginning to see improved profitability as a result of the recent restructuring.
Profitability improved by all measures during the quarter, with improved gross margins, reduced expenses and an improved operating margin."

On October 10, 2000, the Company announced a reduction in corporate staff as part of a restructuring program to streamline operations and improve efficiency. This program resulted in a restructuring charge of approximately $2.4 million of which $1 million was recorded in the second quarter and $1.4 million was recorded in the third quarter.

"The restructuring charge for the third quarter is higher than our original estimate of $0.8 million because we extended the program," Conway said. "We now have a total of 1,170 employees, a reduction of 110 from earlier in the year. At the same time we have strengthened those areas which generate revenue growth. We have added people in sales and marketing and in product development. The restructuring is complete and we have a fine management team in place. We will benefit further from these changes in the fourth quarter and the year ahead, and we expect no more restructuring charges."

Conway went on to state, "Going forward, we are optimistic that this period of slow growth will be of short duration. Our markets are fundamentally strong, and based on the demographics we believe that customer demand will continue to increase. The markets will grow, and we will also gain market share through new products and programs.

"For example, I am very excited about the acquisition of South Bay Medical, which we announced yesterday, because it will have a dramatic impact on our position in the brachytherapy market.
This impressive new technology will establish Mentor as the product leader in the treatment of prostate cancer by radiation seeding.

"In the meantime, despite this slow quarter, our best estimate for the current fiscal year is that results will fall within the range of our previous indications," Conway said. "We anticipate revenues for the current year in the range of $255-260 million, with earnings of $1.25-1.30 per share. For the year ahead we expect to reinstate Mentor's historical double-digit growth rate in revenues and earnings. These estimates are of course subject to risks and uncertainties as described further below.

"Our balance sheet is strong," Conway said. "As of December 31, 2000 we had approximately $224 million in assets, $72 million in cash, and no debt. This puts us in a strong position for further strategic acquisitions, which we are actively seeking, as well as repurchase of our own stock. Since April 1 we have purchased approximately 1.5 million of Mentor's shares in the open market, for a total cost of $28 million. This activity will improve our earnings per share and increase return on shareholders' equity. The buyback program will continue, depending on Company strategies and market conditions."

Mentor Corporation has scheduled a conference call today regarding this announcement. Those interested in listening to a recording of the call may dial (800) 839-6713 (pin #3934995) from 6:00 p.m. EST today until 6:00 p.m. EST Tuesday, January 30. You may also listen to the live webcast at 5:00 p.m. EST today or the archived call at www.streetfusion.com.

Mentor Corporation develops and manufactures specialized medical products, which it markets throughout the world. This release contains, in addition to historical information, forward-looking statements. Such statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, those described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000.


                       Mentor Corporation
                Consolidated Statements of Income

                             Three Months Ended Nine Months Ended
                                 December 31       December 31
(in thousands, except per
share data)                     2000     1999     2000      1999

Net Sales                    $ 60,978   $ 60,587  $188,112  $178,733
Costs and Expenses:
  Cost of sales                22,530     23,143    70,738    66,574
  Selling, general and
    administrative expense,
    exclusive of
    restructuring
    charge                     22,760    23,946     73,086    72,371
  Research and
    development                 4,609     3,902     13,795    11,936
  Restructuring charge          1,350         -      2,400         -
                               51,249    50,991    160,019   150,881

Operating Income                9,729     9,596     28,093    27,852

  Interest expense                (10)       (3)       (96)      (32)
  Interest income               1,044     1,017      3,282     1,999
  Other income
    (expense)                    (213)      131        620       (31)
Income from continuing
  operations before taxes      10,550    10,741     31,899    29,788
  Income tax provision          3,372     3,468     10,365     9,527
Income from continuing
  operations                    7,178     7,273     21,534    20,261
Income from
  discontinued
  operations, net of
  income taxes                      -       571          -     7,797
Net Income                   $  7,178   $ 7,844   $ 21,534  $ 28,058

Earnings per share
  Basic earnings per
  share-continuing
  operations                 $   0.31   $   0.30  $   0.91  $   0.83
Diluted earnings per
  share-continuing
  operations                 $   0.30   $   0.29  $   0.89  $   0.81
Basic earnings per
  share-discontinued
  operations                 $      -   $   0.02  $      -  $   0.32
Diluted earnings per
  share-discontinued
  operations                 $      -   $   0.02  $      -  $   0.31
Basic earnings per
  share                      $   0.31   $   0.32  $   0.91  $   1.15
Diluted earnings per
  share                      $   0.30   $   0.31  $   0.89  $   1.12
Dividends                    $  0.025   $  0.025  $  0.075  $  0.075

Shares outstanding-
  basic                        23,319     24,357    23,632    24,419
Shares outstanding-
  diluted                      23,723     25,097    24,179    25,096


Sales by Principal Product    For the 3 months
  Line                       ended December 31,
(in thousands)                  2000     1999
Aesthetics and General
  Surgery Products           $  36,617  $ 34,955
Surgical Urology
  Products                      12,844    13,733
Clinical & Consumer
  Healthcare Products           11,517    11,899
Total Sales                  $  60,978  $ 60,587


                              For the 9 months
                             ended December 31,
                                2000     1999
Aesthetics and General
  Surgery Products           $ 112,845  $ 106,183
Surgical Urology
  Products                      40,399     37,481
Clinical & Consumer
  Healthcare Products           34,868     35,069
Total Sales                  $ 188,112  $ 178,733


Mentor Corporation
      Condensed Consolidated
      Statement of Financial
                    Position
(in thousands)

ASSETS                       December 31,       March 31,
                                 2000             2000
Current assets:
  Cash and marketable         $   72,134       $  76,876
    securities
  Accounts receivable, net        38,079          45,310
  Inventories                     37,257          34,441
  Deferred income taxes            7,552           5,739
  Prepaid expenses and other       4,458           6,096
     Total Current Assets        159,480         168,462

Property, plant and
  equipment, net                  35,421          36,522

Intangibles, net of               13,588           4,008
  amortization
Goodwill, net of                   4,537           4,394
  amortization
Long-term marketable               6,379          12,848
  securities
Other assets                       4,299           4,472
Total Assets                  $  223,704       $ 230,706

LIABILITIES AND
SHAREHOLDERS' EQUITY

Current liabilities           $   39,611       $  44,321
Long-term deferred income          1,831           2,743
  taxes
Shareholders' equity             182,262         183,642
                              $  223,704       $ 230,706